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                                                                    Exhibit 99.1


                                                 CONTACTS:   LEIV LEA
                                                             Pharmacyclics, Inc.
                                                             (408) 774-0330
                                                             IAN R. MCCONNELL
                                                             WeissCom Partners
                                                             (415) 362-5018


     PHARMACYCLICS ANNOUNCES UNDERWRITER'S EXERCISE OF OVER-ALLOTMENT OPTION

SUNNYVALE, CA, APRIL 5, 2004 -- Pharmacyclics, Inc. (Nasdaq: PCYC) today announced that the underwriter of its previously announced underwritten public offering of 2,782,609 shares of common stock has exercised its option to purchase the entire over-allotment option consisting of 417,391 shares of common stock. As a result, a total of 3,200,000 shares will be sold at the closing of this offering, which is expected to occur on April 7, 2004 following satisfaction of certain conditions to closing set forth in an underwriting agreement between Pharmacyclics and the underwriter. The net proceeds of the offering are expected to be approximately $39.6 million. All of the shares to be sold in the offering are newly issued shares of common stock of Pharmacyclics.

Pacific Growth Equities, LLC acted as the sole book-running manager and underwriter of this offering. A copy of the prospectus and accompanying prospectus supplement relating to the offering can be obtained from Pacific Growth Equities, LLC at One Bush Street, San Francisco, CA 94104.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

ABOUT PHARMACYCLICS

Pharmacyclics is a pharmaceutical company developing products to improve upon current therapeutic approaches to cancer and atherosclerosis. The company's products are rationally designed, ring-shaped small molecules called texaphyrins that selectively target and disrupt the bioenergetic processes of diseased cells, such as cancer and atherosclerotic plaque.


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